SCHEDULE 13G
CUSIP No. G037AX101		Page 9 of 9

Exhibit I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Ambarella, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 12th day of February, 2013.

Matrix Partners VII, L.P.
By: Matrix VII Management Co., L.L.C., its General Partner

By:	/s/ Andrew W. Verhalen
Andrew W. Verhalen, Authorized Member

Matrix VII Management Co., L.L.C.

By:	/s/ Andrew W. Verhalen
Andrew W. Verhalen, Authorized Member

/s/ Andrew W. Verhalen
Andrew W. Verhalen